Exhibit 10.8

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of March 7, 2021, by and among dMY Technology Group, Inc. III, a Delaware corporation (“dMY”), dMY Sponsor III, LLC, a Delaware limited liability company (the “Sponsor”), each of the undersigned individuals, each of whom is a member of dMY’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders” and together with the Sponsor, the “dMY Holders”) and IonQ, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (defined below).

RECITALS

WHEREAS, as of the date hereof, each dMY Holder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of certain shares of dMY Class A Common Stock, par value $0.0001 per share (“dMY Class A Common Stock”), dMY Class B Common Stock, par value $0.0001 per share (“dMY Class B Common Stock” and together with the dMY Class A Common Stock, “dMY Common Stock”), and warrants exercisable for shares of dMY Class A Common Stock (the “dMY Warrants”) in each case as set forth on Schedule I attached hereto (all such securities or other equity securities, together with any shares of the dMY’s capital stock or other equity securities of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such dMY Holder during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, dMY, Ion Trap Acquisition Inc., a Delaware corporation and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing on as the surviving entity (the “Surviving Corporation”); and each share of Company Preferred Stock will be converted into Company Common Stock in accordance with the Merger Agreement and each share of Company Common Stock that is issued in respect thereof or otherwise issued and outstanding immediately prior to the Effective Time, shall be canceled and converted into the right to receive the number of shares of dMY Class A Common Stock described in the Merger Agreement (such transaction, the Merger and the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, Article 4.3(b) of dMY’s Amended and Restated Certificate of Incorporation (the “dMY Charter”) provides that, automatically on the closing of a Business Combination (as defined in the dMY Charter), each share of dMY Class B Common Stock will automatically convert on a one-for-one basis into shares of dMY Class A Common Stock; provided that, if, in connection with the consummation of a Business Combination, additional shares of dMY Class A Common Stock are issued or deemed issued in excess of the amounts sold in dMY’s initial public offering, the ratio for which the shares of dMY Class B Common Stock shall convert into shares of dMY Class A Common Stock will be adjusted so that the number of shares of dMY

Class A Common Stock issuable upon conversion of all shares of dMY Class B Common Stock will equal, in the aggregate, 25% of the sum of (a) the total number of all shares of dMY Class A Common Stock issued in dMY’s initial public offering (including any shares of dMY Class A Common Stock issued pursuant to the underwriters’ over-allotment option) plus (b) the sum of (i) all shares of dMY Class A Common Stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued in connection with or in relation to the consummation of the Business Combination (including any shares of dMY Class A Common Stock issued pursuant to a forward purchase agreement), excluding any shares of dMY Class A Common Stock or equity-linked securities or rights issued, or to be issued, to any seller in the Business Combination, any private placement warrants issued to the Sponsor, or an affiliate of the Sponsor or dMY’s officers and directors upon the conversion of working capital loans made to dMY and any warrants issued pursuant to a forward purchase agreement, minus (ii) the number of shares of dMY Class A Common Stock redeemed in connection with a Business Combination, provided that such conversion of shares of dMY Class B Common Stock shall never be less than on a one-for-one basis (the “Conversion Rights Provision”);

WHEREAS, under the dMY Charter, the Transactions (including the PIPE Investment) will trigger the Conversion Rights Provision; and

WHEREAS, in connection with the Transactions, the parties hereto desire that each dMY Holder irrevocably waives his, her or its rights under Article 4.3(b) of the dMY Charter with respect to any additional shares of dMY Class A Common Stock otherwise issuable upon conversion pursuant to the Conversion Rights Provision (the “Excess Shares”).

WHEREAS, as an inducement to dMY and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, in order to induce the Company and dMY to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each dMY Holder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 7.1 thereof (the “Expiration Time”), each dMY Holder shall be bound by and comply with Section 6.9 (Communications; Press Releases) (other than the first clause of the first sentence of Section 6.9), Section 8.10 (Trust Account Waiver) and Section 8.14 (No Recourse) of the Merger Agreement (and any relevant definitions contained in such Section) as if (a) the Sponsor or such Insider was an original signatory to the Merger Agreement with respect to such provision and (b) each reference to dMY contained in such provisions also referred to such dMY Holder.

Section 1.2 Competing Transaction. From the date hereof until the Expiration Time, each dMY Holder shall not, and shall cause its controlled Affiliates and instruct its Related Parties, not to, directly or indirectly, (i) solicit or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Alternative Target or its Representatives that may constitute, or would reasonably be expected to lead to, a dMY Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a dMY Competing Transaction; (iii) furnish (including through the Data Room) any information relating to dMY or any of its assets or businesses, or afford access to the assets, business, properties, books or records of dMY to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a dMY Competing Transaction; (iv) approve, endorse or recommend any dMY Competing Transaction; or (v) enter into any dMY Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a dMY Competing Transaction or publicly announce an intention to take any such actions. Each dMY Holder shall, and shall instruct its Related Parties to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a dMY Competing Transaction.

Section 1.3 No Transfer. From the date hereof until the Expiration Time, no dMY Holder shall, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities, (ii) deposit any Subject Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, (clauses (i), (ii) and (iii), collectively, a “Transfer”), except, in each case, for any Transfers of Subject Securities from a dMY Holder (x) who is an entity, (A) to any partner, member or Affiliate thereof or (B) to dMY’s officers or directors, any affiliate or family member of any of dMY’s officers or directors, any affiliate of the Sponsor or to any members of the Sponsor or any of their affiliates and (y) who is an individual, (A) to any member of such dMY Holder’s immediate family, or to a trust for the benefit of such dMY Holder or any member of the immediate family of such dMY Holder, the sole trustees of which are such dMY Holder or any member of such dMY Holder’s immediate family, an affiliate of such dMY Holder or to a charitable organization, (B) by will, other testamentary document or under the Laws of intestacy upon the death of such dMY Holder or (C) pursuant to a qualified domestic relations order (a “Permitted Transfer”); provided, however, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of such dMY Holder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 1.3 shall not relieve such dMY Holder of its obligations under this Agreement. Any Transfer in violation of this Section 1.3 with respect to the Subject Securities of any dMY Holder shall be void ab initio and of no force or effect.

Section 1.4 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Securities are issued to any dMY Holder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Securities or otherwise, (b) any dMY Holder purchases or otherwise acquires beneficial ownership of any Subject Securities or (c) any dMY Holder acquires the right to vote or share in the voting of any Subject Securities (collectively the “New Securities”), then such New Securities acquired or purchased by such dMY Holder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by such dMY Holder as of the date hereof.

Section 1.5 Sponsor Agreements.

(a) Hereafter until the Expiration Time, at any meeting of the dMY Stockholders of dMY (or any adjournment or postponement thereof), or in any other circumstance in which the vote, consent or other approval of the dMY Stockholders is sought, each dMY Holder shall (i) appear at each such meeting or otherwise cause all of its Subject Securities that are shares of dMY Common Stock that are entitled to vote on such matters (“dMY Voting Shares”) to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its, his, or her dMY Voting Shares:

(i) in favor of each dMY Stockholder Voting Matter, including the approval and adoption of the Merger Agreement and the Transactions;

(ii) against and withhold consent with respect to any dMY Competing Transaction;

(iii) against any business combination agreement or merger (other than the Merger Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by dMY;

(iv) against any proposal, action or agreement that would (A) materially impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of dMY under the Merger Agreement or (C) result in any of the conditions set forth in Sections 2.4 or 2.6 of the Merger Agreement not being fulfilled.

(b) Hereafter until the Expiration Time, each dMY Holder hereby unconditionally and irrevocably agrees that such dMY Holder, as applicable, shall:

(i) not commit or agree to take any action inconsistent with the foregoing covenants set forth in Section 1.5(a); and

(ii) not redeem any shares of dMY Common Stock owned by such dMY Holder in connection with such stockholder approval or proposed the dMY Stockholder Voting Matters.

Section 1.6 Waiver of Conversion Ratio Adjustment.

(a) As of and conditioned upon the Closing, each dMY Holder hereby irrevocably relinquishes and waives any and all rights such dMY Holder has or will have under Section 4.3(b)(ii) of dMY Charter to receive any Excess Shares upon conversion of any of the dMY Class B Common Stock held by him, her or it, as applicable, in connection with the Closing.

(b) Each dMY Holder hereby acknowledges and agrees that, to the extent such dMY Holder receives any Excess Shares as a result of any conversion of shares of dMY Class B Common Stock, such dMY Holder shall surrender such shares, including any certificates thereof, to dMY for cancellation, and no consideration shall be payable to such dMY Holder in connection therewith.

(c) Each dMY Holder hereby acknowledges and agrees that, immediately prior to the Effective Time, and subject to Section 1.7(a), each share of dMY Class B Common Stock that is issued and outstanding as of such time shall automatically convert in accordance with the Conversion Rights Provision into one share of dMY Class A Common Stock, and each dMY Holder jointly and severally agree that as a result of such conversion, all outstanding shares of dMY Class B Common Stock shall collectively convert into 7,500,000 shares of dMY Class A Common Stock (subject to the vesting provisions set forth in Article II and ordinary equitable adjustments on account of any share split, reverse share split or similar equity restructuring transaction).

Section 1.7 Closing Date Deliverables. On the Closing Date, each dMY Holder that holds any Subject Securities shall deliver to dMY and the Company a duly executed copy of the Investor Rights Agreement substantially in the form attached as Exhibit C to the Merger Agreement.

Section 1.8 Consent to Disclosure. Each dMY Holder hereby consents to the publication and disclosure in the Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Company or dMY to any Governmental Entity or to securityholders of dMY) of the identity of the Sponsor or such Insider, as applicable, and beneficial ownership of Subject Securities and the nature of such Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or dMY, a copy of this Agreement.

ARTICLE II

VESTING PROVISIONS

Section 2.1 Vesting Provisions for Founder Shares. The Sponsor and each of the Insiders agrees that, effective upon the Closing, the number of shares of dMY Common Stock set forth beside each such Person’s name on Exhibit A hereto (which represent, in the aggregate, 750,000 shares of dMY Common Stock, the “Founder Shares”) shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in this Article II (the “Vesting Shares”). In addition to, and without limiting, any restrictions on Transfers set forth in that certain Letter Agreement, dated as of October 28, 2020, by and among dMY, the dMY Holders and the other parties thereto (the “IPO Letter Agreement”), each dMY Holder agrees that it shall not (and will cause its Affiliates not to) Transfer any unvested Vesting Shares prior to the date such Vesting Shares become vested pursuant to this Article II. Each dMY Holder agrees that, in connection with the Transactions, the Vesting Shares shall, concurrently with the Closing, have the following legend affixed to them as set forth in this Section 2.1. The books and records of dMY evidencing the Vesting Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR SUPPORT AGREEMENT DATED AS OF MARCH 7, 2021, BY AND AMONG DMY TECHNOLOGY GROUP, INC. III AND THE OTHER PARTIES THERETO.

Section 2.2 Vesting of Shares.

(a) Each dMY Holder acknowledged and agrees that the Vesting Shares shall be subject to vesting from and after the Closing through and until the date that is five years after the Closing Date (the “Sponsor Vesting Period”):

(i) One third of the Vesting Shares beneficially owned by the dMY Holders shall vest and be released from escrow, in proportion to their ownership of the Vesting Shares, if at any time during Sponsor Vesting Period: (x) the closing price of dMY Common Stock equals or exceeds $12.50 for any 20 Trading Days during any period of 30 consecutive Trading Days or (y) dMY consummates a Subsequent Transaction which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $12.50 per share;

(ii) One third of the Vesting Shares beneficially owned by the dMY Holder shall vest and be released from escrow, in proportion to their ownership of the Vesting Shares, if at any time during the Sponsor Vesting Period: (x) the closing price of dMY Common Stock equals or exceeds $15.00 for any 20 Trading Days during any period of 30 consecutive Trading Days or (y) dMY consummates a Subsequent Transaction which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $15.00 per share; and

(iii) One third of the Vesting Shares beneficially owned by Sponsor and each of the Insiders shall vest and be released from escrow, in proportion to their ownership of the Vesting Shares, if at any time during the Sponsor Vesting Period (x) the closing price of dMY Common Stock equals or exceeds $17.50 for any 20 Trading Days during any period of 30 consecutive Trading Days or (y) dMY consummates a Subsequent Transaction which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $17.50 per share.

(b) Forfeiture of Unvested Founder Shares. Vesting Shares that remain unvested on the first Business Day after the conclusion of the Sponsor Vesting Period shall be surrendered by the dMY Holders to dMY, without any consideration for such Transfer.

(c) Stock Price Level. The closing price of dMY Common Stock and the per share consideration with respect to any Subsequent Transaction shall be equitably adjusted on account of any share split, reverse share split or similar equity restructuring transaction.

(d) Certain Definitions. For purposes of this Article II, the following terms shall have the following meanings:

(i) “Subsequent Transaction” shall mean the occurrence of any of the following events: (i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of dMY representing more than 50% of the combined voting power of dMY’s then outstanding voting securities, (ii) there is consummated a merger or consolidation of dMY with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of dMY immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (iii) the shareholders of dMY approve a plan of complete liquidation or dissolution of dMY or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by dMY of all or substantially all of the assets of dMY and its Subsidiaries, taken as a whole, other than such sale or other disposition by dMY of all or substantially all of the assets of dMY and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of dMY in substantially the same proportions as their ownership of dMY immediately prior to such sale.

(ii) “Trading Day” means any day on which shares of dMY Common Stock are actually traded on the Trading Market.

(iii) “Trading Market” means the New York Stock Exchange or any other stock market on which shares of dMY Common Stock shall be trading at the time of determination of the the closing price of such shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each dMY Holder represents and warrants as of the date hereof (or the date such dMY Holder becomes a party hereto) to dMY and the Company (solely with respect to such dMY Holder and not with respect to any other dMY Holder) as follows:

Section 3.1 Organization; Due Authorization. If such dMY Holder is not a natural person, such dMY Holder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such dMY Holder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such dMY Holder. If such dMY Holder is an individual, such dMY Holder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such dMY Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such dMY Holder, enforceable against such dMY Holder in accordance with the terms hereof (subject to the Remedies Exception). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such dMY Holder.

Section 3.2 Ownership. Such dMY Holder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Securities listed across from such dMY Holder’s name on Schedule 1 hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) the dMY Governing Documents, (iii) the Merger Agreement, (iv) the IPO Letter Agreement or (v) any applicable securities Laws. The Subject Securities are the only equity securities in dMY owned of record or beneficially by such dMY Holder on the date of this Agreement, and none of the Subject Securities held by such dMY Holder are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the IPO Letter Agreement. Such dMY Holder has full voting power with respect to the Subject Securities held by such dMY Holder. Other than the Subject Securities held by such dMY Holder, such dMY Holder does not hold or own any rights to acquire (directly or indirectly) any equity securities of dMY or any equity securities convertible into, or which can be exchanged for equity securities of dMY.

Section 3.3 No Conflicts. The execution and delivery of this Agreement by such dMY Holder does not, and the performance by such dMY Holder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such dMY Holder, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such dMY Holder or such dMY Holder’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such dMY Holder of its obligations under this Agreement or (iii) conflict with or violate any Law.

Section 3.4 Litigation. Except as set forth on Section 4.7 of the dMY Disclosure Letter to the Merger Agreement, there are no Proceedings pending against such dMY Holder, or to the knowledge of such dMY Holder threatened against such dMY Holder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such dMY Holder of its obligations under this Agreement.

Section 3.5 Brokerage Fees. Except as described on Section 4.3 of dMY’s Disclosure Letter to the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions or the dMY IPO based upon arrangements made by such dMY Holder, for which dMY or any of its Affiliates (including, from and after the Closing, the Company) may become liable.

Section 3.6 Acknowledgment. Such dMY Holder understands and acknowledges that each of dMY and the Company is entering into the Merger Agreement in reliance upon such dMY Holder’s execution and delivery of this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Termination.

(a) This Agreement and all of its provisions (other than those provisions which expressly survive the Closing, as set forth in Article II and this Article IV, collectively, the “Surviving Provisions”) shall terminate and be of no further force or effect upon the earliest of (i) the Expiration Time, and (ii) the written agreement of the Sponsor, dMY, and the Company.

(b) If the Closing occurs, then the Surviving Provisions shall continue in force until the first to occur of (i) the vesting of all of the Vesting Shares in accordance with this Agreement, (ii) the termination of the Sponsor Vesting Period and (iii) the written agreement of the Sponsor, dMY, and the Company; provided, that the provisions set forth in this Article IV shall survive any such termination.

(c) Upon any termination of this Agreement in the entirety, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination.

(d) Notwithstanding anything to the foregoing, this Article IV shall survive the termination of this Agreement.

Section 4.2 Governing Law. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 4.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Each party hereto submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or if such court declines jurisdiction, then to any court of the State of Delaware or the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 4.3, however, shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 4.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto. Any purported assignment or delegation not permitted under this Section 4.4 shall be null and void.

Section 4.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 4.6 Amendment, Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

Section 4.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 4.8 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email prior to 6:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 4.8, notices, demands and other communications to the Parties shall be sent to the addresses indicated below:

If to dMY:

dMY Technology Group, Inc. III

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Attention:     Niccolo de Masi

                     Harry L. You

Email:           niccolo@dmytechnology.com

                      harry@dmytechnology.com

with a copy to (which will not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York NY 10006

Attention:     Kyle A. Harris

                     James E. Langston

E-mail:         kaharris@cgsh.com

                      jlangston@cgsh.com

If to the Company:

IonQ, Inc.

4505 Campus Dr.

College Park, MD 20740

Attention:     Peter Chapman, CEO; Legal Department

E-mail:         chapman@ionq.co; legal@ionq.co

with a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, New York 10001-2157

Attention:     David Silverman

                     John McKenna

Email:          dsilverman@cooley.com

                     jmckenna@cooley.com

If to a dMY Holder:

To such dMY Holder’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York NY 10006

Attention:     Kyle A. Harris

                     James E. Langston

E-mail:         kaharris@cgsh.com

                      jlangston@cgsh.com

Section 4.9 Capacity. Each dMY Holder is signing this Agreement solely in such dMY Holder’s capacity as a holder of Subject Securities, and not in such dMY Holder’s capacity as a director, officer or employee of dMY or in such dMY Holder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of dMY in the exercise of his or her fiduciary duties as a director or officer of dMY or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of dMY or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary, provided that nothing contained in this Section 4.9 shall obviate any of such dMY Holder’s obligations under Article 1 of this Agreement.

Section 4.10 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 4.11 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the dMY Holders, dMY, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR:

DMY SPONSOR III, LLC

By:
Name: Harry L. You
Title: Manager

INSIDERS:

By:
Name: Harry L. You

By:
Name: Niccolo de Masi

By:
Name: Darla Anderson

By:
Name: Francesca Luthi

By:
Name: Charles Wert

DMY:
DMY TECHNOLOGY GROUP, INC. III

By:
Name: Niccolo de Masi
Title: Chief Executive Officer

COMPANY:

IonQ, Inc.

By:
Name: Peter Chapman
Title: Chief Executive Officer